(e)(1)(ii)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of December 16, 2020 (the “Effective Date”):

Term	Means

“Existing Agreement”	The Distribution Agreement between ALPS and each Trust dated April 16, 2018, as amended

“ALPS”	ALPS Distributors, Inc.

“Trust”	Natixis ETF Trust Natixis ETF Trust II

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

Natixis ETF Trust		ALPS Distributors, Inc.

By:	/s/ Russell Kane	By:	/s/ Bradley J. Swenson
Name:	Russell Kane	Name:	Bradley J. Swenson
Title:	Secretary and Chief Legal Officer	Title:	Director, President and Chief Operating Officer

Natixis ETF Trust II

By:	/s/ Russell Kane
Name:	Russell Kane
Title:	Secretary and Chief Legal Officer

Schedule A to this Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A—List of Funds to Exhibit 1 is deleted in its entirely and replaced with the following Appendix A—List of Funds:

APPENDIX A—LIST OF FUNDS

Natixis ETF Trust:

Fund	Ticker Symbol
Natixis Loomis Sayles Short Duration Income ETF	LSST

Natixis ETF Trust II:

Fund	Ticker Symbol
Natixis U.S. Equity Opportunities ETF	EQOP
Natixis Vaughan Nelson Select ETF	VNSE
Natixis Vaughan Nelson Mid Cap ETF	VNMC

2.	Appendix B—Services to Exhibit 1 is hereby amended by adding the following Schedule of Services to Appendix B—Services:

SCHEDULE OF SERVICES

ALPS shall provide the following services with respect to each Trust:

Statutory Distribution Services

•	Act as legal underwriter/distributor

•	Provide investment company advertising and sales literature review, approval and record maintenance

•	Online submission, review/approval, & real-time status updates through SS&C Advertising Review Portal

•	File required materials with FINRA

•	Provide advertising regulatory and disclosure guidance

•	Prepare, update, execute & maintain Authorized Participant agreements

•	Online access provided through SS&C Client Portal

•	Support financial intermediary relations

Intermediary Due Diligence and Oversight Services

•	Review each authorized participant (“AP”) in accordance with ALPS Intermediary Oversight Program

•	Deliver quarter reporting detailing due diligence activity associated your network, including risk ratings of each AP firm

SS&C Client Portal

•	Document Management/Sharing

•	Initiate requests or provide feedback

•	Retrieval of current and historical reports stored for retention periods defined by SEC/FINRA/IRS regulations

•	Portfolio data warehouse with reporting engine

•	Investor data warehouse with ad hoc query builder

•	Sales and advertising workflow that connects client, compliance analyst and FINRA through an entire review process

•	Selling agreement review

Distribution ETF Operations & AP Agreement Process

•	SS&C ALPS acts as the distributor with respect to the issuance, redemption and distribution of creation units

•	Monitor creation and/or redemption orders in accordance with the terms of the prospectus, the AP agreement and SS&C ALPS’ policies and procedures to ensure orders are received in good form

•	Troubleshoot order processing issues in real-time in coordination with fund personnel and respective parties, including the Transfer Agent and AP

•	Assist in the processing, issuance and acceptance of manual orders for creation and redemption units dependent on the platform and trust

•

Coordinate with all parties including the transfer agent, custodian, trust, sponsor, ETF administrator and AP, in order to establish the unit order taking protocol and guidelines associated with AP agreements, as well as any additions or deletions to the ETFs listed under the trust and/or changes to the order-window cut-off times

•	Prospectus fulfilment electronically to established APs under the trust

•	Collaborate with capital markets team on any notices regarding changes to fees, order window cut-off time changes, holidays and/or halts in orders acceptance

•	Creation/redemption order activity reporting quarterly as part of the distributor’s scorecard

•	Negotiate and coordinate the execution of AP agreements in conjunction with sponsor’s capital markets personnel to establish necessary AP agreement

•	Work with both 1940 act and 1933 act products, including both passive and active ETF strategies, as well as semi-transparent ETFs

•

Maintain virtual library of all AP agreements and supporting documents which can be accessed via SS&C client portal under distributor/selling agreements, which provides e-mail notifications when AP agreements are completed

•	Prior to SEC submission, complementary review of new 485APOS and SAI filings for new funds listed under the Trust as it relates to the distributor and creation/redemption order procedures

CONFIDENTIAL

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Amendment shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties and thus governs the Parties’ duties and obligations with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.